Exhibit 99.2

General Cannabis Corp. Announces Board Changes

FOR IMMEDIATE RELEASE – Denver, CO (July 14, 2020)—General Cannabis Corp. (OTCQB: CANN), a leading publicly traded Colorado cannabis company, announced today that Adam Hershey, the company’s largest strategic investor and the managing member of Hershey Strategic Capital and Shore Ventures III, is joining the Company’s Board of Directors.

Mr. Hershey has over 25 years of investing experience in the public and private markets. He is currently the Founder, Managing Partner and Portfolio Manager of Hershey Strategic Capital, LP an opportunistic, alternative asset manager focused on active investing in small cap, public companies, since inception in July 2009 to the present.

As previously announced by the Company, Mr. Hershey led an equity investment round into General Cannabis in May and June. The Company believes that by adding Mr. Hershey to the Board now, it can leverage his company-building experience as it continues to execute on its business plan.

Mr. Hershey replaces Michael Feinsod on the General Cannabis Board. Mr. Feinsod resigned from the Board on July 9, 2020.

About General Cannabis Corp

General Cannabis Corp offers a comprehensive national resource for the highest quality service providers available to the regulated cannabis industry. The Company is a trusted partner to the cultivation, production and retail sides of the cannabis business. The Company's website address is www.generalcann.com.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of applicable securities laws. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements are not a guarantee of future performance and is based upon a number of estimates and assumptions of management in light of management’s experience and perception of trends, current conditions and expected developments, as well as other factors relevant in the circumstances. Although General Cannabis believes that the expectations and assumptions on which such forward-looking statements are based are reasonable, caution must be exercised in relying on forward-looking statements because General Cannabis can give no assurance that they will prove to be correct. Actual results and developments may differ materially from those contemplated by these statements. Forward-looking statements are subject to a variety of risks and uncertainties that could cause actual events or results to differ materially from those projected in the forward-looking statements. Such risks and uncertainties include, but are not limited to, current and future market conditions; the impact of the COVID-19 pandemic on General Cannabis, risks related to federal, state, local and foreign government laws, rules and regulations, including changes in the regulation of medical and recreational cannabis use; as well as those risks and uncertainties discussed from time to time in General Cannabis's most recent Annual Report on Form 10-K and most recent Quarterly Reports on Form 10-Q under the heading "Risk Factors" and in subsequent filings with the Securities and Exchange Commission. The statements in this press release are made as of the date of this release. General Cannabis undertakes no duty to update any forward-looking statements made herein.

Contact:

Steve Gutterman

sgutterman@generalcann.com